Exhibit 10.3

Employment Agreement Addendum I

Addendum to agreement dated February 17, 2019

This first addendum to the employment agreement (the “Addendum”) is made this 10th day of March 2020, by and between OptimizeRx, Corporation (the “Company”), a Nevada Company, and Douglas Baker (the “Executive”).

Base Salary: The Executive will receive a base salary at the annualized rate of $260,000.00 (“Base Salary”), which will be paid in accordance with normal Company payroll practices and subject to the usual and applicable required withholding(s).

Effective Date: January 1, 2020

Acknowledgment:

Except as expressly set forth herein, all other terms of the Agreement remain in full force and effect.

OptimizeRx, Corporation		Douglas Baker

By:	Will Febbo	By:	Douglas P. Baker
Its:	Chief Executive Officer	Date:	March 10, 2020
Date:	March 10, 2020